Exhibit 99.1

Staff One, Inc. 8111 LBJ Freeway Suite 1350 Dallas, TX 75251 800.771.7823

November 11, 2020

William Rogers

Dear Mr. Rogers:

On behalf of SG Blocks, Inc. (“SGBX”), I am pleased to offer you a position as Chief Operations Officer, an employee- at-will, working directly under the leadership of Paul Galvin.

We anticipate your first day of employment to be on or about Monday, December 7, 2020. You will be on probation for the first 90 days. In this exempt position, your compensation package shall include the following:

•         Base Salary:

o	Semi-monthly salary of $12,500.00, which equates to an annual base salary of $300,000.00.

•         Bonus:

o	Annual 50% Discretionary bonus based on decision of the Executive Management and the Board of SGBX.

•         Restricted Stock Units:

o	Upon completion of your probationary period and subject to board approval, you will be awarded 100,000 restricted stock units (RSU’s) that will vest over a two-year period.

•         Expense reimbursement:

o	$125 per month for your cell phone, which you will be required to use for business purposes
o	Travel related reimbursement according to policies and procedures of the company.
o	All other valid business expenses are reimbursed on a semi-monthly basis with receipts and supervisor approval
o	Parking in NYC – Monthly allowance to be defined

•         Vacation:

o	Three weeks per year

This offer is contingent upon completion of an application, acceptable references, receipt of satisfactory background checks, drug screen and proof of identification and work authorization. The background review may consist of a drug test, reference checks, and a state and federal criminal background check. You will also be required to bring acceptable forms of identifications with you on your first day of employment in order to meet federal requirements.

www.staffone.com

Staff One, Inc. 8111 LBJ Freeway Suite 1350 Dallas, TX 75251 800.771.7823

As a SGBX employee, you will have the opportunity to participate, subject to the express terms and conditions of the respective plans, in a comprehensive package of benefit plans – from medical,1 dental, life,2 disability and other insurance programs to savings and retirement plans, as well as an array of SGBX work/life effectiveness policies and programs. Your benefits will be effective on the first of the month following 60 days of employment and includes a 401(k) plan in which you can participate based on plan guidelines.

Upon acceptance, we will send you the employee handbook, which describes SGBX policies and procedures that will govern certain aspects of your employment. Please review the handbook and sign the Non-Disclosure Agreement and the Handbook Receipt Acknowledgment.

In accepting our offer of employment, you certify your understanding that your employment will be on an at-will basis, and that neither you nor SGBX has entered into a contract regarding the terms or the duration of your employment. As an at-will employee, you will be free to terminate your employment with SGBX at any time, with or without cause or advance notice. Likewise, SGBX will have the right to reassign you, to change your compensation, or to terminate your employment at any time, with or without cause or advance notice. Furthermore, you certify your understanding that your employment will begin with an evaluative probation period that will last up to 90 days as outlined in the employee handbook.

Billy, we are excited about having you join the SGBX team. Should you have any questions in the meantime, please do not hesitate to contact me. We recognize the importance of your career decision and would be happy to assist you in any way we can.

To indicate acceptance of this offer, please sign this letter in the space provided below and return to me as soon as possible. We look forward to having you join the SGBX team.

Sincerely,

Paul Galvin Chairman & CEO

/s/ William Rogers	November 11, 2020
William Rogers	Date

___________________________

1 Please note that healthcare is for Family and not just employee.

2 Life insurance must also be discussed and agreed to.

www.staffone.com